Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-241665 on Form S-3 of our reports dated March 16, 2022, relating to the financial statements of Athenex, Inc. (the “Company”), and the effectiveness of the Company’s internal controls over financial reporting, appearing in the Current Report on Form 8-K of the Company filed on March 16, 2022, for the year ended December 31, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Williamsville, New York
March 16, 2022